Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

APPOINTS CAROL A. VALLONE TO ITS BOARD OF DIRECTORS

(Beverly, MA) December 19, 2007—Beverly National Corporation (the “Company”) announced today that effective December 18, 2007, Carol A. Vallone of Manchester-By-The-Sea, Massachusetts has been appointed to the Company’s Board of Directors. Ms. Vallone was the Founder, President and Chief Executive Officer of WebCT, Inc., a global enterprise software and service company for higher education. She has extensive corporate governance experience and also serves on the Board of Directors of the Wimba Corporation of New York, New York.

In addition, Ms. Vallone serves as an adviser to various educational and technology related organizations and serves as Foundation Chair of the Massachusetts Education Foundation. She has received several prestigious honors for her work, including being named “Entrepreneur of the Year” by Broadstreet Capital and the Merrimack Valley Venture Forum in 2006. She was also named one of the most influential women in science and technology by Women in Technology in 2000. Ms. Vallone will serve in the class of Directors whose terms are to expire at the 2010 Annual Meeting of Shareholders, and until her successor is elected and qualified.

In addition, Ms. Vallone has been elected to serve as a Director of Beverly National Bank effective December 18, 2007.

The addition of Ms. Vallone to the Company’s and the Bank’s Boards of Directors bring the total number of directors to eleven (11) for each Board.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.